Exhibit 10.1

MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”), dated as of January 4, 2017, is entered into by and among ROUNDTABLE CREATIVE INC., a Virginia corporation d/b/a SUCKERPUNCH ENTERTAINMENT (“SuckerPunch”), BRIAN BUTLER-AU, an individual and resident of the Commonwealth of Virginia (the “SuckerPunch Shareholder”), ALLIANCE MMA, INC., a Delaware corporation (“Parent”) and SUCKERPUNCH HOLDINGS, INC., a Virginia corporation (“Acquisition Co.”) and a wholly-owned subsidiary of Parent.

WHEREAS, SuckerPunch operates a mixed martial arts sports management and marketing business under the “SuckerPunch Entertainment” brand (the “Business”); and

WHEREAS, the Board of Directors of each of Parent, Acquisition Co. and SuckerPunch has approved, and deems it advisable and in the best interests of such entity’s equity holders to consummate, the acquisition of SuckerPunch by Parent through the merger of Acquisition Co. with and into SuckerPunch as the surviving entity (the “Merger”), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the parties hereto intend that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of Section 368(a)(2)(E) of the Code;

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1         Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth on Exhibit A hereto.

ARTICLE 2

THE MERGER

2.1         Merger. Promptly following the execution and delivery of this Agreement, Acquisition Co. and SuckerPunch will prepare, execute and file with the Virginia State Corporation Commission (the “SCC”), in accordance with Section 13.1-720 of the Virginia Stock Corporation Act (the “VSCA”), Articles of Merger (“Articles of Merger”). The Merger will become effective at the time and date shown on the Certificate of Merger issued by the SCC (the “Effective Time”). Subject to the terms and conditions of this Agreement, at the Effective Time and in accordance with the VSCA, Acquisition Co. will be merged with and into SuckerPunch pursuant to the Plan of Merger, substantially in the form attached hereto as Exhibit B (the “Plan of Merger”), the separate corporate existence of Acquisition Co. shall cease and SuckerPunch will be the surviving corporation in the Merger (the term “Surviving Corporation” shall refer to SuckerPunch as of the Effective Time and thereafter).

2.2         Closing; Closing Date. The closing of the transactions contemplated hereby (the “Closing”) will occur when all of the conditions to Closing set forth in Section 8 have been satisfied (or waived in writing by the appropriate party). The date on which the Closing occurs is referred to herein as the “Closing Date”. On the Closing Date, (i) Parent and Acquisition Co. will deliver the Merger Consideration to the SuckerPunch Shareholder in accordance with Article III and Section 4(a) (ii) the SuckerPunch Shareholder will deliver either a certificate representing all of the outstanding shares of SuckerPunch Common Stock to Parent and Acquisition Co. or a No Stock Certificate Affidavit in lieu thereof.

2.3         Articles of Incorporation; By-laws; Directors and Officers.

(a)          The Articles of Incorporation of Acquisition Co. in effect immediately prior to the Effective Time, a copy of which is attached as Exhibit C hereto (the “Articles of Incorporation”), and the by-laws of Acquisition Co. as in effect immediately prior to the Effective Time, a copy of which is attached as Exhibit D hereto (the “By-laws”), shall be the Articles of Incorporation and By-laws, respectively, of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provide therein or in accordance with applicable law.

(b)          The Board of Directors and officers of Acquisition Co. immediately prior to the Effective Time shall serve as the Board of Directors and officers, respectively, of the Surviving Corporation and shall hold office from the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and By-laws.

2.4         Tax-Free Merger. The parties hereto intend that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended by reason of Section 368(a)(2)(E) of the Code.

ARTICLE 3

MERGER CONSIDERATION; CONVERSION AND EXCHANGE OF SECURITIES

3.1        Manner and Basis of Converting and Exchanging Capital Stock. At the Effective Time, and without any action on the part of SuckerPunch, Parent or Acquisition Co., the SuckerPunch Shareholder or the Parent Stockholders, all of the shares of SuckerPunch Common Stock issued and outstanding immediately prior to the Effective Time shall be converted or exchanged into the right to receive (i) an aggregate number of shares of Parent Common Stock equal to $1,050,000 divided by the Share Price, and (ii) $300,000 in cash, in each case to be issued to the SuckerPunch Shareholder (collectively, the “Merger Consideration”). The Merger Consideration shall be subject to adjustment pursuant to the provisions of Article 4.

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3.2         Treasury Stock. Notwithstanding any provision of this Agreement to the contrary, any shares of SuckerPunch Common Stock held in the treasury of SuckerPunch shall be canceled in the Merger and shall not be converted or exchanged into the right to receive any shares of Parent Common Stock or other securities of Parent.

3.3         No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in, or as a result of, the Merger. Any fractional shares of Parent Common Stock that a holder of record of SuckerPunch Common Stock would otherwise be entitled to receive as a result of the Merger shall be rounded to the nearest whole number of shares of Parent Common Stock.

3.4         Surrender and Exchange of Certificates.

(a)          Exchange Procedures. On the Closing Date, the SuckerPunch Shareholder shall deliver to Parent (or its duly authorized agent) one or more certificate(s) representing all of the SuckerPunch Common Stock formerly owned by such holder, endorsed in blank or accompanied by duly executed stock powers or a No Stock Certificate Affidavit in lieu thereof. Upon receipt of certificates representing all of the shares of SuckerPunch Common Stock outstanding immediately prior to the Effective Time, Parent shall deliver to the SuckerPunch Shareholder (i) a certificate registered in the name of such former holder representing the number of shares of Parent Common Stock that such former holder is entitled to receive as set forth on Schedule 3.4 hereto (less the Holdback Shares) and (ii) such former holder’s share of the cash component of the Merger Consideration as set forth on Schedule 3.4. From and after the Effective Time, any certificate previously representing ownership of SuckerPunch Common Stock shall be deemed at and after the Effective Time to represent only the right to receive Parent Common Stock and the SuckerPunch Shareholder shall cease to have any other rights with respect to the SuckerPunch Common Stock.

(b)          Stock Transfer Books. From and after the Closing Date, the stock transfer books of SuckerPunch will be closed and there will be no further registration of transfers of shares of SuckerPunch Common Stock thereafter on the records of SuckerPunch. If, after the Effective Time, certificates formerly representing SuckerPunch Common Stock are presented to the Surviving Corporation, these certificates shall be canceled and exchanged for the number of shares of Parent Common Stock to which the former holder of such shares may be entitled pursuant to Section 3.1 hereof.

(c)          Satisfaction of Rights of SuckerPunch Common Stock. The shares of Parent Common Stock issued upon the exchange of shares of SuckerPunch Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of SuckerPunch Common Stock.

(d)          Shareholders of Record. Schedule 3.4 sets forth (i) the name and address of the SuckerPunch Shareholder, (ii) the number of shares of SuckerPunch Common Stock beneficially owned or held of record by such shareholder (including any shares issuable upon exercise of any options, warrants or other rights held by such shareholder), and (iii) the percentage that such shares represent of the total number of shares of SuckerPunch Common Stock outstanding.

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ARTICLE 4

ADJUSTMENTS TO MERGER CONSIDERATION

4.1         Adjustments to Merger Consideration.

(a)          At Closing, the Parent shall issue a certificate for the number of shares of Parent Common Stock representing thirty percent (30%) of the aggregate dollar amount of the Merger Consideration (the “Escrowed Shares”) in the name of the SuckerPunch Shareholder and shall place such certificate into escrow with the Escrow Agent to be held pursuant to the terms of the Escrow Agreement. In the event that Gross Profit attributable to the Business for the fiscal year 2017 (“2017 Gross Profit”) is less than $265,000 (the “2017 Gross Profit Threshold”), the Escrowed Shares will be cancelled and any amounts held as dividend payments on such shares will be delivered to the SuckerPunch Shareholder within five (5) Business Days. In the event that 2017 Gross Profit is equal to or greater than the 2017 Gross Profit Threshold, the Escrowed Shares (and any amounts held as dividend payments on such shares) will be delivered to the SuckerPunch Shareholder within five (5) Business Days following the final determination of the 2017 Gross Profit. For purposes of determining the number of Escrowed Shares, each share of Parent Company Stock shall be valued at the Share Price. The parties shall promptly execute joint written instructions and deliver same to the Escrow Agent instructing it to deliver the Escrowed Shares in the manner described in this paragraph.

While the Escrowed Shares are held in escrow pursuant to the Escrow Agreement, (i) any dividends paid on the Parent Company Stock shall be paid pro rata on the Escrowed Shares and the amount of any such dividends shall be held by the Escrow Agent and disbursed in accordance with the Escrow Agreement, and (ii) the SuckerPunch Shareholder shall possess all voting rights with respect to the Escrowed Shares. The Escrowed Shares are intended to be afforded tax-deferred treatment under Section 368(a)(1)(A) of the Code in accordance with Rev. Proc 84-42 and, therefore, shall be administered consistent and in accordance therewith.

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(b)          “Gross Profit” shall be equal to the total revenue attributable to the Business minus the cost of revenue attributable to the Business (including allocations of overhead) as determined in accordance with U.S. GAAP, consistently applied, it being understood that all compensation paid to the SuckerPunch Shareholder and Hamper pursuant to the Executive Employment Agreements attached hereto as Exhibits E-1 and E-2, respectively, will be deemed an expense of the Business and shall be included in cost of revenue for purposes of making such determination. 2017 Gross Profit will be determined by Parent and confirmed by the Parent’s independent auditors at least thirty (30) days prior to the date by which Parent’s Annual Report on Form 10-K for the fiscal year ending December 31, 2017 must be filed with the Commission. Parent will deliver written notice of its determination of 2017 Gross Profit (which will describe the calculation thereof in reasonable detail) (the “Parent Gross Profit Notice”) to the SuckerPunch Shareholder promptly after it is confirmed by its auditors. In the event that the SuckerPunch Shareholder wishes to object to the Parent Gross Profit Notice, he must submit written notice of his objections (describing such objections in reasonable detail) to Parent and Parent’s independent auditors within thirty (30) days after the SuckerPunch Shareholder’s receipt of the Parent Gross Profit Notice; in the event that the SuckerPunch Shareholder does not object to such determination within such thirty-day period, such determination shall be deemed final and conclusive. If the SuckerPunch Shareholder delivers a timely objection to the Parent Gross Profit Notice, and the parties fail to reach agreement on the amount of 2017 Gross Profit within five (5) Business Days thereafter, the parties shall jointly select an independent PCAOB accounting firm to make such determination within a period not exceeding thirty (30) days, and such determination shall be final and binding on the parties. In the event that the amount of 2017 Gross Profit as determined by the independent accounting firm exceeds the amount set forth in the Target Gross Profit Notice by more than 5%, the fees and expenses of the independent accounting firm will be borne by Parent; where the difference is equal to or less than 5%, the fees and expenses of the independent accounting firm will be borne by the SuckerPunch Shareholder.

(c)          To the extent 2017 Gross Profit exceeds the 2017 Gross Profit Threshold, in addition to the delivery of the Escrowed Shares (and any dividends declared thereon) to the SuckerPunch Shareholder, the Merger Consideration will be adjusted upward proportionately such that each additional one dollar ($1) of Gross Profit in excess of the 2017 Gross Profit Threshold will increase the Merger Consideration by seven dollars ($7) (such increase, the “Earn Out”). The Earn Out will be paid to the SuckerPunch Shareholder in shares of Parent Common Stock valued at the trailing 20-day average closing price for the Parent Common Stock on the NASDAQ as of the date on which Parent files its annual report on Form 10-K for the fiscal year ended December 31, 2017 with the Commission.

(d)          Within 15 calendar days following the last day of each of the first three calendar quarters occurring during fiscal year 2017, Parent will provide a calculation of Gross Profit for such quarter, and will provide supporting documentation as reasonably requested by the SuckerPunch Shareholder as promptly as reasonably practicable following any such request; provided, however, that the SuckerPunch Shareholder acknowledges and agrees that such quarterly calculations of Gross Profit are preliminary estimates only and are subject to certain year-end and other adjustments that will be made when 2017 Gross Profit is calculated. The SuckerPunch Shareholder and his accountants and other representatives shall be permitted access on reasonable notice during regular business hours (including for the purposes of copying) to review the books and records and work papers related to the determination of 2017 Gross Profit.

(e)          Cancellation of any Parent Common Stock pursuant to Section 4.1(a) and any increases pursuant to Section 4.1(c) shall be deemed adjustments to the Merger Consideration.

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(f)          The Merger Consideration shall be increased by the Closing Cash Balance, if any. Any such increase shall be paid by Parent in immediately available funds by wire transfer to an account designated by the SuckerPunch Shareholder within thirty (30) days after the Closing Date.

(g)          The Merger Consideration shall be increased by any accounts receivable of SuckerPunch existing as of the Closing Date that are collected by SuckerPunch, Acquisition Co. or Parent following the Closing. The foregoing accounts receivable shall include, but not be limited to, all amounts due from Alienware for services rendered or events held prior to the Closing. SuckerPunch shall remit, and Parent shall cause SuckerPunch to remit, to the SuckerPunch Shareholder all collected accounts receivable within five (5) Business Days after receipt of such funds.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SUCKERPUNCH AND THE SUCKERPUNCH SHAREHOLDER

Each of SuckerPunch and the SuckerPunch Shareholder represents and warrants to Parent, as of the date of this Agreement and as of the Closing Date, as follows:

5.1         Organization. SuckerPunch is a corporation duly organized and validly existing in good standing under the laws of the Commonwealth of Virginia, duly qualified to transact business as a foreign entity in such jurisdictions where the nature of the Business makes such qualification necessary, except as to jurisdictions where the failure to qualify would not reasonably be expected to have a Material Adverse Effect on the Business of SuckerPunch, and has all requisite corporate power and authority to own or lease the properties owned or leased by it and to operate the Business as now being conducted.

5.2         Due Authorization.

(a)          SuckerPunch has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements to which it is a party, and the execution and delivery of this Agreement and such Other Agreements and the performance of all of its obligations hereunder and thereunder has been duly and validly authorized and approved by all necessary corporate action of SuckerPunch, including the unanimous approval of this Agreement and such Other Agreements by the Board of Directors of SuckerPunch.

(b)          The execution, delivery and performance of this Agreement and the Other Agreements by SuckerPunch is not prohibited or limited by, and will not result in the breach of or a default under, or conflict with any obligation of SuckerPunch under (i) any provision of its certificate of incorporation, by-laws or other organizational documentation of SuckerPunch, (ii) any material agreement or instrument to which SuckerPunch or the SuckerPunch Shareholder is a party or by which it or its properties are bound, (iii) any authorization, judgment, order, award, writ, injunction or decree of any Governmental Authority, or (iv) any applicable Law, and will not result in the creation or imposition of any Encumbrance on any of SuckerPunch’s assets. This Agreement has been, and on the Closing Date the Other Agreements to which SuckerPunch is a party will have been, duly executed and delivered by SuckerPunch and constitutes or, in the case of such Other Agreements, will constitute, the legal, valid and binding obligations of SuckerPunch, enforceable against SuckerPunch in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

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5.3         Equipment. Set forth on Schedule 5.3 are all facilities, machinery, equipment, fixtures and other properties owned, leased or used by SuckerPunch (the “Equipment”). Other than as set forth on Schedule 5.3, all Equipment is in good operating condition, subject to ordinary wear and tear, and are adequate and sufficient for SuckerPunch’s existing Business.

5.4         Title to Property and Encumbrances. Except as set forth on Schedule 5.4, SuckerPunch has good and valid title to all properties and assets used in the conduct of the Business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Encumbrances other than Permitted Encumbrances.

5.5         Intellectual Property. Schedule 5.5 sets forth all of the material Intellectual Property Rights owned or used by SuckerPunch in connection with the Business. Except as set forth on Schedule 5.5, the Intellectual Property Rights are owned free and clear of all Encumbrances or have been duly licensed for use by SuckerPunch and all pertinent licenses and their respective material terms are set forth on Schedule 5.5. Except as set forth on Schedule 5.5, the Intellectual Property Rights are not the subject of any pending adverse claim or, to SuckerPunch’s knowledge, the subject of any threatened litigation or claim of infringement or misappropriation. Except as set forth on Schedule 5.5, SuckerPunch has not violated the terms of any license pursuant to which any part of the Intellectual Property Rights have been licensed by SuckerPunch. To SuckerPunch’s knowledge, except as set forth on Schedule 5.5, the Intellectual Property Rights do not infringe on any intellectual property rights of any third party. To SuckerPunch’s knowledge, the Intellectual Property Rights licensed constitute all of the intellectual property rights necessary to conduct the Business as presently conducted. Except as set forth on Schedule 5.5, the Intellectual Property Rights will continue to be available for use by Parent from and after the Effective Time at no additional cost to Parent.

5.6         Litigation. Except as set forth on Schedule 5.6, there is no suit (at law or in equity), claim, action, judicial or administrative proceeding, arbitration or governmental investigation now pending or, to the best knowledge of SuckerPunch, threatened, (i) arising out of or relating to any aspect of the Business, (ii) concerning the transactions contemplated by this Agreement, or (iii) involving SuckerPunch, its shareholders, or the officers, directors or employees of SuckerPunch in reference to actions taken by them in the conduct of any aspect of the Business.

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5.7         Consents. Except for the approval of the SuckerPunch Shareholder and the Board of Directors of SuckerPunch, which approvals will be obtained prior to the Closing, no notice to, filing with, authorization of, exemption by, or consent of any Person is required for SuckerPunch to consummate the transactions contemplated hereby.

5.8         Brokers, Etc. No broker or other Person acting on behalf of SuckerPunch or under the authority of SuckerPunch is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from SuckerPunch or Parent in connection with any of the transactions contemplated herein.

5.9         Absence of Undisclosed Liabilities. To SuckerPunch’s knowledge, except as set forth on Schedule 5.9, SuckerPunch has not incurred any material liabilities or obligations with respect to the Business (whether accrued, absolute, contingent or otherwise), which continue to be outstanding, except as otherwise expressly disclosed in this Agreement or set forth on the Most Recent Financial Statements.

5.10       Contracts.

(a)          Set forth on Schedule 5.10 are each material contract, agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease or other instrument to which it is a party or bound, including all Fighter Contracts (collectively, “Contracts”). SuckerPunch is not in violation or breach of any Contract, and there does not exist any event or condition that, after notice or lapse of time or both, would constitute an event of default or breach under any material Contract on the part of SuckerPunch or, to the knowledge of SuckerPunch, any other party thereto or would permit the modification, cancellation or termination of any material Contract or result in the creation of any lien upon, or any person acquiring any right to acquire, any assets of SuckerPunch. SuckerPunch has not received any claim or assertion that SuckerPunch has breached any of the terms and conditions of any material Contract.

(b)          The consent of, or the delivery of notice to or filing with, any party to a Contract is not required for the execution and delivery by SuckerPunch of this Agreement or the consummation of the transactions contemplated under the Agreement. SuckerPunch has made available to Parent and Acquisition Corp. true and complete copies of all Contracts to which it is a party or by which it or its assets are bound.

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5.11       Tax Returns and Audits. Except as set forth on Schedule 5.11, All required federal, state and local Tax Returns of SuckerPunch have been accurately prepared and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid. SuckerPunch is not and has not been delinquent in the payment of any Tax. SuckerPunch has not had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax. None of SuckerPunch’s federal income Tax Returns nor any state or local income or franchise Tax Returns has been audited by governmental authorities. The reserves for Taxes reflected on the balance sheets included in the Most Recent Financial Statements and will be sufficient for the payment of all unpaid Taxes payable by SuckerPunch as of the respective balance sheet dates. Since such balance sheet dates, SuckerPunch has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period. SuckerPunch has withheld or collected from each payment made to each of its employees the amount of all Taxes (including, but not limited to, federal, state and local income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of SuckerPunch now pending, and SuckerPunch has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. SuckerPunch is not obligated to make a payment, nor is it a party to any agreement that under certain circumstances could obligate it to make a payment, that would not be deductible under Section 280G of the Code. SuckerPunch has not agreed nor is required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations has not yet expired. SuckerPunch is not a party to, is not bound by and does not have any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, “Tax Sharing Agreements”), nor does it have any potential liability or obligation to any Person as a result of, or pursuant to, any Tax Sharing Agreement.

5.12       Capitalization. The authorized capital stock of SuckerPunch consists of one thousand (1,000) shares of SuckerPunch Common Stock, of which on the date hereof 100 shares are issued and outstanding. Other than as set forth on Schedule 5.12, no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase, acquire (including rights of first refusal, anti-dilution or pre-emptive rights) or register under the Securities Act the SuckerPunch Common Stock or any other shares of capital stock of SuckerPunch is authorized or outstanding. SuckerPunch does not have any obligation to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of SuckerPunch. SuckerPunch does not have any obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to SuckerPunch.

5.13       Compliance with Laws. SuckerPunch is in compliance in all material respects with all laws applicable to the Business. SuckerPunch has not received any unresolved written notice of or been charged with the violation of any laws applicable to the Business except where such charge has been resolved. Except as set forth on Schedule 5.13, there are no pending or, to the knowledge of SuckerPunch, threatened actions or proceedings by any Governmental Authority.

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5.14       Financial Statements. SuckerPunch has provided Parent with copies of the unaudited balance sheets of SuckerPunch at December 31, 2014 and December 31, 2015, respectively, and the related statements of income and cash flows for the years then ended (collectively, the “Unaudited Financial Statements”), together with the unaudited balance sheet of SuckerPunch at September 30, 2016 and the related statements of income and cash flows for the nine months then ended (referred to as the “Most Recent Financial Statements”). The balance sheets included in the Unaudited Financial Statements and Most Recent Financial Statements fairly present, as of their respective dates, the financial condition and assets and liabilities of SuckerPunch and the statements of income and cash flows included in the Unaudited Financial Statements and Most Recent Financial Statements fairly present, for the respective periods then ended, its results of operations and operating profit or loss.

5.15       Absence of Certain Changes. Except as contemplated by this Agreement, specifically referenced in the Most Recent Financial Statements or set forth on Schedule 5.15, since December 31, 2015, (i) the Business has been conducted in all material respects in the ordinary course of business, and (ii) neither SuckerPunch nor the SuckerPunch Shareholder has taken any of the following actions:

(a)          sold, assigned or transferred any material portion of assets of SuckerPunch related to the Business other than (i) in the ordinary course of business consistent with past practice or (ii) sales or other dispositions of obsolete or excess equipment or other assets not used in the Business;

(b)          cancelled any indebtedness other than in the ordinary course of business, or waived or provided a release of any rights of material value to the Business;

(c)          except as required by Law, granted any rights to severance benefits, “stay pay”, termination pay or transaction bonus to any Business Employee or increased benefits payable or potentially payable to any such Business Employee under any previously existing severance benefits, “stay-pay”, termination pay or transaction bonus arrangements (in each case, other than grants or increases for which the Surviving Corporation will not be obligated following the Closing);

(d)          except in the ordinary course of business, made any capital expenditures or commitments therefor with respect to the Business in an amount in excess of $25,000 in the aggregate;

(e)          acquired any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise);

(f)          amended the terms of any existing Employee Plan, except for amendments required by Law;

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(g)          changed the Tax or accounting principles, methods or practices of the Business, except in each case to conform to changes required by Tax Law, in U.S. GAAP or applicable local generally accepted accounting principles;

(h)          amended, cancelled (or received notice of future cancellation of) or terminated any Contract or Fighter Contract which amendment, cancellation or termination is not in the ordinary course of business;

(i)           materially increased the salary or other compensation payable by SuckerPunch to any Business Employee, or declared or paid, or committed to declare or pay, any bonus or other additional payment to and Business Employees, other than (A) payments for which the Surviving Corporation shall not be liable after Closing, (B) reasonable compensation increases consistent with past practice and (C) bonus awards or payments under existing bonus plans and arrangements awarded to Business Employees which have been awarded or paid in the ordinary course of business;

(j)           failed to make any material payments under any Contracts or Permits as and when due (except where contested in good faith or cured by SuckerPunch) under the terms of such Contracts or Permits;

(k)          suffered any material damage, destruction or loss relating to the Business not covered in full by insurance;

(l)           incurred any material claims relating to the Business not covered in full by applicable policies of liability insurance within the maximum insurable limits of such policies;

(m)         mortgaged, pledged or otherwise placed an Encumbrance on any of SuckerPunch’s assets or properties;

(n)          transferred, granted, licensed, assigned, terminated or otherwise disposed of, modified, changed or cancelled any material rights or obligations with respect to any of the Transferred Intellectual Property; or

(o)          entered into any agreement or commitment to take any of the actions set forth in paragraphs (a) through (n) of this Section 5.15.

5.16       Employee Benefit Plans. Attached as Schedule 5.16 is a list of all qualified and non-qualified pension and welfare benefit plans of SuckerPunch (each an “Employee Plan”). Each Employee Plan has been operated in accordance with its terms, does not discriminate (as that term is defined in the Code) and will, along with all other bonus plans, incentive or compensation arrangements provided by SuckerPunch to or for its employees, be terminated by SuckerPunch immediately prior to Closing. All payments due from SuckerPunch pursuant thereto have been paid.

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5.17       Business Employees. Attached as Schedule 5.17 is a list of all employees of SuckerPunch (collectively, the “Business Employees”) and, for each Business Employee, his or her current salary or compensation, any commission arrangements, any planned or scheduled salary or compensation increases, and the most recent salary raise with date and amount. Schedule 5.17 lists all individuals with whom SuckerPunch has entered into an employment, consulting, representative, labor, non-compete or similar agreement. Except as set forth on Schedule 5.17, SuckerPunch has no severance or similar obligation with respect to any Business Employee (or any former employee or consultant).

5.18       Labor Relations. Except as set forth on Schedule 5.18, SuckerPunch has complied in all material respects with Laws relating to the employment of labor, including those related to wages, hours and the payment of withholding and unemployment Taxes.

5.19       Sponsors. Attached as Schedule 5.19 is a complete and accurate list of (i) the five (5) largest sponsors (by revenue) of SuckerPunch, or of any fighter operating under a Fighter Contract, during the period beginning on January 1, 2015 and ending on September 30, 2016, showing the approximate total amount of sponsorship revenue from each such sponsor during such period. Except as set forth on Schedule 5.19 and to SuckerPunch’s knowledge, as of the date of this Agreement, SuckerPunch maintains a good business relationship with each sponsor named on Schedule 5.19.

5.20       Conflict of Interest. Except as set forth on Schedule 5.20, neither SuckerPunch nor the SuckerPunch Shareholder has any direct or indirect interest in (i) any entity which does business with SuckerPunch or is competitive with the Business, or (ii) any property, asset or right which is used by SuckerPunch in the conduct of its Business.

5.21       Fighters Under Contract. Schedule 5.21 sets forth each agreement to which SuckerPunch or the SuckerPunch Shareholder and any professional mixed martial arts fighter are parties, and the economic terms of each such agreement (each a “Fighter Contract”). Each Fighter Contract is in full force and effect and, to SuckerPunch’s knowledge, there are no outstanding material defaults or violations under any Fighter Contract on the part of the SuckerPunch or, to the knowledge of the SuckerPunch, on the part of any other party to such Fighter Contract. Except as set forth on Schedule 5.21, there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any Fighter Contract.

5.22       Insurance. SuckerPunch maintains (i) adequate insurance on the Business covering property damage by fire or other casualty, (ii) adequate insurance protection against all liabilities, claims, and risks, and (iii) worker’s compensation insurance as required by applicable Law. SuckerPunch is not in default under any of policies or binders evidencing such coverage. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect through the Effective Time.

5.23       [Reserved].

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5.24       Representations and Warranties of Parent. Neither SuckerPunch nor the SuckerPunch Shareholder is aware of, or has discovered through due diligence, any breach by Parent of its representations and warranties made in Article 6 of this Agreement, which has not been disclosed to Parent.

5.25       SuckerPunch Shareholder.

(a)          The SuckerPunch Shareholder has never (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against such shareholder, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of such shareholder’s assets, (iv) admitted in writing such shareholder’s inability to pay his debts as they become due, or (v) taken or been the subject of any action that may have an adverse effect on his ability to comply with or perform any of his covenants or obligations under this Agreement or any of the Other Agreements to which he is a party.

(b)          The SuckerPunch Shareholder is not subject to any Order or is bound by any agreement that may have an adverse effect on his ability to comply with or perform any of his covenants or obligations under this Agreement or any of the Other Agreements to which he is a party. There is no Proceeding pending, and no Person has threatened to commence any Proceeding, that may have an adverse effect on the ability of the SuckerPunch Shareholder to comply with or perform any of his covenants or obligations under any of the Other Agreements to which he is a party. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

5.26       Investment Purposes.

(a)          The SuckerPunch Shareholder (i) understands that the shares of Parent Common Stock to be issued to such shareholder pursuant to this Agreement have not been registered for sale under any federal or state securities Laws and that such shares are being offered and sold to such shareholder pursuant to an exemption from registration provided under Section 4(2) of the Securities Act, (ii) agrees that such shareholder is acquiring such shares for his own account for investment purposes only and without a view to any distribution thereof other than as permitted by the Securities Act, (iii) understands that such shareholder must bear the economic risk of the investment in such shares for an indefinite period of time and (iv) acknowledges that Parent is relying on the representations and warranties set forth in this Section 5.26 for purposes of claiming such exemption from registration.

(b)          The SuckerPunch Shareholder agrees (i) that such shareholder will not sell or otherwise transfer the shares of Parent Common Stock to be issued to such shareholder pursuant to this Agreement unless (x) a registration statement covering such shares has become effective under applicable state and federal securities laws, including, without limitation, the Securities Act, or (y) there is presented to Parent an opinion of counsel satisfactory to Parent that such registration is not required, (ii) that Parent may instruct any transfer agent for the Parent Common Stock not to allow the transfer of any such shares by such shareholder unless it receives satisfactory evidence of compliance with the foregoing provisions, and (iii) that there will be endorsed upon any certificate evidencing such shares an appropriate legend referring to the foregoing restrictions on transferability of such shares.

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5.27       No Other Representations. Except for the representations and warranties contained in this Article 5 (including the related portions of the Schedules) and any of the Other Agreements, none of SuckerPunch, the SuckerPunch Shareholder nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of SuckerPunch or the SuckerPunch Shareholder, including any representation or warranty as to the accuracy or completeness of any information regarding SuckerPunch furnished or made available to Parent, Acquisition Co. and their respective representatives or as to the future revenue, profitability or success of SuckerPunch, or any representation or warranty arising from statute or otherwise in law.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION CO.

Each of Parent and Acquisition Co. jointly and severally represents and warrants to SuckerPunch and to the SuckerPunch Shareholder, as of the date of this Agreement and as of the Closing Date, as follows:

6.1         Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its property and to carry on its business as it is now being conducted. Acquisition Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia and has all requisite corporate power and authority to own its property and to carry on its business as it is now being conducted.

6.2         Due Authorization. Parent and Acquisition Co. each has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements. The execution and delivery of this Agreement and the Other Agreements to which Parent or Acquisition Co. is a party and the performance of all of its obligations hereunder and thereunder have been duly and validly authorized and approved by all necessary corporate action of the Parent and Acquisition Co., respectively. This Agreement has been, and on the Closing Date the Other Agreements to which Parent or Acquisition Co. will have been, duly executed and delivered by Parent or Acquisition Co., as the case may be, and constitutes, or, in the case of the Other Agreements will constitute, the legal, valid and binding obligations of Parent and Acquisition Co., respectively, enforceable against Parent and Acquisition Co. in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

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6.3         Consents. Except as set forth on Schedule 6.3, no notice to, filing with, authorization of, exemption by, or consent of, any Person is required for Parent or Acquisition Co. to consummate the transactions contemplated hereby.

6.4         No Conflict or Violation. Neither the execution and delivery of this Agreement and the Other Agreements to which Parent or Acquisition Co. is a party nor the consummation of the transactions contemplated hereby or thereby will result in (i) a violation of or a conflict with any provision of the certificate of incorporation, by-laws or other organizational document of Parent or Acquisition Co.; (ii) a breach of, or a default under, any term of provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Parent or Acquisition Co. is a party which breach or default would have a material adverse effect on the business or financial condition of Parent or Acquisition Co. or its ability to consummate the transactions contemplated hereby or thereby; or (iii) a violation by Parent or Acquisition Co. of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Parent or Acquisition Co. or its ability to consummate the transactions contemplated hereby or thereby.

6.5         Brokers, Etc. No broker or other Person acting on behalf of Parent or Acquisition Co. or under the authority of Parent or Acquisition Co. is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from SuckerPunch or Parent in connection with any of the transactions contemplated herein, other than any fee that is the sole responsibility of Parent.

6.6         Accuracy of Statements. No representation or warranty by Parent or Acquisition Co. in this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. There is no fact known to Parent that materially adversely affects the business, financial condition or affairs of the Parent or Acquisition Co. and that has not been disclosed in the SEC Reports.

6.7         Representations and Warranties of SuckerPunch and the SuckerPunch Shareholders. Parent is not aware of, nor has discovered through due diligence, any breaches by SuckerPunch or any SuckerPunch Shareholder of their respective representations and warranties made in Article 5 of this Agreement, which it has not disclosed to SuckerPunch and the Principal Shareholder.

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6.8         Capitalization. The authorized capital stock of Parent consists of (i) 45,000,000 shares of Common Stock, of which 8,888,975 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, $0.001 par value per share, of which no shares are issued and outstanding. Other than 222,230 shares of Common Stock underlying warrants issued to the Parent’s underwriter in connection with its initial public offering and shares issuable under its 2016 Equity Incentive Plan, no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase, acquire (including rights of first refusal, anti-dilution or pre-emptive rights) or register under the Securities Act any shares of capital stock of Parent is authorized or outstanding. Parent does not have any obligation to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of Parent. Parent does not have any obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Parent. The shares of Parent Common Stock to be issued to the SuckerPunch Shareholder as Merger Consideration, including but not limited to the Escrowed Shares, will be duly authorized, validly issued, fully paid and non-assessable.

6.9         SEC Reports; Financial Statements. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent under the Exchange Act since September 30, 2016 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act. The financial statements of Parent included in the SEC Reports comply with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with U.S. GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by U.S. GAAP, and fairly present in all material respects the financial position of Parent as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

6.10       Independent Investigation; Non-Reliance. Each of Parent and Acquisition Co. has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of SuckerPunch, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SuckerPunch for such purpose. Each of Parent and Acquisition Co. acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, each of Parent and Acquisition Co. has relied solely upon its own investigation and the express representations and warranties of SuckerPunch and the SuckerPunch Shareholder set forth in Article 5 of this Agreement (including the related portions of the Schedules), and neither Parent nor Acquisition Co. is relying (for purposes of entering into this Agreement or otherwise) upon the accuracy or completeness of any other information or any advice, counsel, documents, or representations, warranties or inducements (whether written or oral) of SuckerPunch or the SuckerPunch Shareholder, or any of their respective Affiliates, agents, advisors, or other representatives, other than the express representations and warranties of SuckerPunch and the SuckerPunch Shareholder set forth in Article 5 hereof; and (b) none of SuckerPunch, the SuckerPunch Shareholder or any other Person has made any representation or warranty as to SuckerPunch, the SuckerPunch Shareholder or this Agreement, except as expressly set forth in Article 5 of this Agreement (including the related portions of the Schedules).

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ARTICLE 7

COVENANTS AND CONDUCT OF SUCKERPUNCH

7.1         Each of SuckerPunch and the SuckerPunch Shareholder agrees that, from the date of the execution of this Agreement through the Closing Date, SuckerPunch shall:

(a)          Compensation. Except as set forth on Schedule 7.1, not increase or commit to increase, the amount of compensation payable, or to become payable by SuckerPunch, or make, any bonus, profit-sharing or incentive payment to any of its officers, directors or relatives of any of the foregoing;

(b)          Encumbrance of Assets. Not cause any Encumbrance of any kind other than Permitted Encumbrances to be placed upon any of the assets of SuckerPunch;

(c)          Incur Liabilities. Not take any action that would cause SuckerPunch to incur any obligation or liability (absolute or contingent) except liabilities and obligations incurred in the ordinary course of business, consistent with past practice, and which are not material to the Business taken as a whole;

(d)          Disposition of Assets. Not sell or transfer any tangible or intangible assets of SuckerPunch or cancel any debts or claims;

(e)          Agreement Modifications, Amendments. Not modify, amend, alter, or terminate (by written or oral agreement, or any manner of action or inaction), any of the agreements to which SuckerPunch is a party or by which it is bound including, without limitation, any Fighter Contract, agreements with customers, vendors, consultants or suppliers, or televisions or media partners, except as otherwise approved by Parent in writing;

(f)          Material Transactions. Not enter into any transaction that is material to the Business taken as a whole without the prior written consent of Parent;

(g)          Purchase or Sale Commitments. Not undertake any purchase or sale commitment that will result in purchases outside of customary requirements consistent with past practice;

(h)          Preservation of Business. Use its best efforts to preserve the Business, keep in employed the present executive officers and key employees of SuckerPunch (other than increasing compensation to do so) and preserve the goodwill of its suppliers, customers and others having business relations with SuckerPunch;

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(i)           Investigation. Allow, during normal business hours, Parent’s personnel, attorneys, accountants and other authorized representatives free and full access to the plans, properties, books, records, documents and correspondence, and all of the work papers and other documents relating to SuckerPunch in the possession of SuckerPunch, its officers, directors, employees, auditors or counsel, in order that Parent may have full opportunity to make such investigation as it may desire of the properties and Business of SuckerPunch;

(j)           Compliance with Laws. Comply in all material respects with all Laws applicable to SuckerPunch or to the conduct of its Business;

(k)          Notification of Material Changes. Provide Parent with prompt written notice of any material and adverse change in the condition (financial or other) of SuckerPunch’s assets, liabilities, earnings, prospects or business which has not been specifically disclosed to Parent in this Agreement or in a schedule hereto;

(l)           Closing Conditions; Cooperation. Use its best efforts to satisfy the conditions to Closing set forth in Section 8.2 hereof, and cooperate fully, completely and promptly with Parent in connection with securing any approval, consent, authorization or clearance required hereunder; and

7.2         Financial Statements. The SuckerPunch Shareholder agrees that, following the Closing Date, the SuckerPunch Shareholder shall cause to be prepared and shall provide to Parent, at the SuckerPunch Shareholder’s expense, all audited and reviewed financial statements of SuckerPunch that are required by the Commission and Regulation S-X under the Securities Act for inclusion in Parent’s Form 8-K relating to the Merger. The estimated cost of preparing such financial statements in the amount of $20,000 (the “Audit Expense Estimate”) shall be deducted by Parent at the Closing from the cash portion of the Merger Consideration and shall be used for the sole purpose of paying the actual cost of such preparation. In the event that the actual cost of such preparation, based on a final invoice received from the auditing firm, is less than the Audit Expense Estimate, such difference shall be paid to the SuckerPunch Shareholder within five (5) Business Days of receipt of such invoice. In the event that the actual cost of such preparation exceeds the Audit Expense Estimate, Parent and Acquisition Co. shall bear the entire amount of such difference, it being understood that the Audit Expense Estimate is the maximum liability that the SuckerPunch Shareholder shall have for such audit.

7.3         Distributions Prior to Closing. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Agreement shall prohibit SuckerPunch from paying distributions to the SuckerPunch Shareholder at any time prior to the Closing as long as such distributions are paid from available cash, do not constitute borrowed or restricted funds, and are otherwise made in compliance with applicable Law.

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ARTICLE 8

CONDITIONS TO CLOSING

8.1         Conditions to Obligations of SuckerPunch and the SuckerPunch Shareholder. The respective obligations of SuckerPunch and the SuckerPunch Shareholder to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in writing by SuckerPunch and the SuckerPunch Shareholder):

(a)          Performance of Agreements and Conditions. All agreements and covenants to be performed and satisfied by Parent and Acquisition Co. hereunder on or prior to the Closing Date shall have been duly performed and satisfied by Parent and Acquisition Co. in all material respects.

(b)          Representations and Warranties True. The representations and warranties of Parent and Acquisition Co. shall be true and correct in all material respects as of the Closing Date, and there shall be delivered to SuckerPunch on the Closing Date a certificate executed by the Chief Executive Officer of Parent to that effect.

(c)          No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Person to enjoin, restrict or prohibit the Merger contemplated hereby. No order, judgment or decree by any court or regulatory body shall have been entered in any action or proceeding instituted by any party that enjoins, restricts, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

(d)          Other Agreements. Parent and Acquisition Co. shall have executed and delivered each of the Other Agreements to which it is a party.

(e)          Required Consents. Parent and Acquisition Co. shall have obtained all consents of or provided notification to any third parties required by applicable law or under any agreement to which Parent or Acquisition Co. is a party as a result of the Merger.

8.2         Conditions to Obligations of Parent. The respective obligations of Parent and Acquisition Co. to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in writing by Parent):

(a)          Performance of Agreements and Covenants. All agreements and covenants to be performed and satisfied by SuckerPunch and the SuckerPunch Shareholder, respectively, hereunder on or prior to the Closing Date shall have been duly performed and satisfied by SuckerPunch and such shareholder in all material respects.

(b)          Accuracy of Representations and Warranties. The respective representations and warranties of SuckerPunch and the Principal Shareholder contained in this Agreement shall be true and correct in all material respects, and there shall be delivered by SuckerPunch on the Closing Date a certificate executed by the Chief Executive Officer of SuckerPunch to that effect.

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(c)          No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Person to enjoin, restrict or prohibit the Merger or the other transactions contemplated hereby. No order, judgment or decree by any court or regulatory body shall have been entered in any action or proceeding instituted by any party that enjoins, restricts, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

(d)          Articles of Merger. The Articles of Merger shall have been filed with the SCC and the SCC shall have issued a Certificate of Merger.

(e)          Other Agreements. Each of SuckerPunch, the SuckerPunch Shareholder and Hamper shall have duly executed and delivered to Parent a copy of each of the Other Agreements to which it is a party.

(f)          SuckerPunch Common Stock. The SuckerPunch Shareholder shall have tendered to Parent all of the shares of SuckerPunch Common Stock owned beneficially or of record by such holder for exchange pursuant to the Merger in accordance with Section 3 hereof.

(g)          Due Diligence. Parent shall have completed its due diligence inquiry of SuckerPunch and the Business and shall have been satisfied with the results of such inquiry in all material respects.

(h)           Non-Competition and Non-Solicitation Agreements. The SuckerPunch Shareholder and Hamper shall have entered into a Non-Competition and Non-Solicitation Agreement with Parent in substantially the form attached hereto as Exhibit F.

(i)           Board Approval; Required Consents. The Board of Directors of SuckerPunch shall have unanimously recommended approval of the Merger to the SuckerPunch Shareholder and shall have obtained such approval. SuckerPunch shall have obtained all consents of or provided notification to any third parties required by the terms of any Contract or applicable law for SuckerPunch to consummate the transactions contemplated by this Agreement.

ARTICLE 9

POST-CLOSING COVENANTS, OTHER AGREEMENTS

9.1         Availability of Records. Following the Closing Date, Parent shall make available to the SuckerPunch Shareholder as reasonably requested by SuckerPunch Shareholder, his agents and representatives, or as requested by any Governmental Authority, all information, records and documents relating to the Business for all periods prior to Closing.

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9.2         Tax Matters.

(a)          Pre-Closing Tax Returns. The SuckerPunch Shareholder shall prepare (or cause to be prepared) and file (or caused to be filed) on a timely basis all Tax returns of SuckerPunch that are due after the Closing Date for any period ending on or before the Closing Date, and shall pay all Taxes shown to be due thereon. Such Tax returns shall be correct and complete in all material respects, and shall be prepared on a basis consistent with the similar Tax returns for the preceding taxable periods. The SuckerPunch Shareholder shall give a copy of each such Tax return to Parent at least twenty (20) days (or with respect to such Tax returns other than income or franchise Tax returns, a reasonable period) prior to filing for its review and comment, and the SuckerPunch Shareholder shall consider revisions to such Tax returns as are reasonably requested by Parent. Parent shall reasonably cooperate (and cause SuckerPunch to reasonably cooperate) in connection with the preparation and filing of such Tax returns, to timely pay the Tax shown to be due thereon and to furnish the SuckerPunch Shareholder proof of such payment.

(b)          Post-Closing Tax Returns. Parent shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax returns of SuckerPunch for taxable periods ending after the Closing Date. Any such Tax returns for a period that includes the Closing Date shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax returns for the immediately preceding taxable periods, and, unless otherwise required by applicable Laws, shall not make, amend, revoke or terminate any Tax election or change any accounting practice or procedure without the prior consent of the SuckerPunch Shareholder, which consent shall not unreasonably be withheld, delayed or conditioned. Parent shall give to the SuckerPunch Shareholder a copy of each such Tax return that relates to a period that includes the Closing Date at least twenty (20) days (or with respect to such Tax returns other than income or franchise Tax returns, a reasonable period) prior to filing for review and comment by the SuckerPunch Shareholder, and Parent shall consider such revisions to such Tax returns as are reasonably requested by the SuckerPunch Shareholder.

(c)           Transfer Taxes. All liability for and payment of all sales, use, transfer, real property transfer, documentary, recording, gains, stock transfer, and similar Taxes and fees, and any deficiency, interest, or penalty asserted with respect thereto, arising out of or in connection with the transactions effected pursuant to this Agreement, shall be shared 50% by Parent and 50% by the SuckerPunch Shareholder. Parent shall timely file or cause to be filed all necessary documentation and Tax returns with respect to such transfer Taxes and shall promptly after filing furnish a copy thereof to the SuckerPunch Shareholder.

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(d)          Tax Refunds. Except with respect to transfer Taxes, the SuckerPunch Shareholder will be entitled to any Tax refunds (whether in the form of cash received or a credit or offset against Taxes otherwise payable), that are received by Parent or SuckerPunch for any tax period ending after the Closing Date that relate to any Pre-Closing Period or the portion of any period through the Closing Date.

ARTICLE 10

INDEMNIFICATION

10.1       Indemnification by SuckerPunch Shareholder. The SuckerPunch Shareholder hereby agrees to indemnify, defend and hold Parent, Acquisition Co. and each of their officers, directors employees and agents harmless from and against any Losses (defined below) resulting from the breach of any representations, warranties, covenants or agreements made by SuckerPunch or the SuckerPunch Shareholder in this Agreement or in any of the Other Agreements.

10.2       Indemnification by Parent. Parent hereby agrees to indemnify, defend and hold the SuckerPunch Shareholder harmless from and against any Losses resulting from any breach of any representations, warranties, covenants or agreements made by Parent or Acquisition Co. in this Agreement or in any of the Other Agreements.

10.3       Indemnification Procedure for Third-Party Claims.

(a)          In the event that any party (the “Indemnified Person”) desires to make a claim against any other party (the “Indemnifying Person”) in connection with any Losses for which the Indemnified Person may seek indemnification hereunder in respect of a claim or demand made by any Person not a party to this Agreement against the Indemnified Person (a “Third-Party Claim”), such Indemnified Person must notify the Indemnifying Person in writing, of the Third-Party Claim (a “Third-Party Claim Notice”) as promptly as reasonably possible after receipt, but in no event later than fifteen (15) calendar days after receipt, by such Indemnified Person of notice of the Third-Party Claim; provided, that failure to give a Third-Party Claim Notice on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure. Upon receipt of the Third-Party Claim Notice from the Indemnified Person, the Indemnifying Person shall be entitled, at the Indemnifying Person’s election, to assume or participate in the defense of any Third-Party Claim at the cost of Indemnifying Person. In any case in which the Indemnifying Person assumes the defense of the Third-Party Claim, the Indemnifying Person shall give the Indemnified Person ten (10) calendar days’ notice prior to executing any settlement agreement and the Indemnified Person shall have the right to approve or reject the settlement and related expenses; provided, however, that upon rejection of any settlement and related expenses, the Indemnified Person shall assume control of the defense of such Third-Party Claim and the liability of the Indemnifying Person with respect to such Third-Party Claim shall be limited to the amount or the monetary equivalent of the rejected settlement and related expenses.

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(b)          The Indemnified Person shall retain the right to employ its own counsel and to discuss matters with the Indemnifying Person related to the defense of any Third-Party Claim, the defense of which has been assumed by the Indemnifying Person pursuant to Section 10.3(a) of this Agreement, but the Indemnified Person shall bear and shall be solely responsible for its own costs and expenses in connection with such participation; provided, however, that, subject to Section 10.3(a) above, all decisions of the Indemnifying Person shall be final and the Indemnified Person shall cooperate with the Indemnifying Person in all respects in the defense of the Third-Party Claim, including refraining from taking any position adverse to the Indemnifying Person.

(c)          If the Indemnifying Person fails to give notice of the assumption of the defense of any Third-Party Claim within a reasonable time period not to exceed forty-five (45) days after receipt of the Third-Party Claim Notice from the Indemnified Person, the Indemnifying Person shall no longer be entitled to assume (but shall continue to be entitled to participate in) such defense. The Indemnified Person may, at its option, continue to defend such Third-Party Claim and, in such event, the Indemnifying Person shall indemnify the Indemnified Person for all reasonable fees and expenses in connection therewith (provided it is a Third-Party Claim for which the Indemnifying Person is otherwise obligated to provide indemnification hereunder). The Indemnifying Person shall be entitled to participate at its own expense and with its own counsel in the defense of any Third-Party Claim the defense of which it does not assume. Prior to effectuating any settlement of such Third-Party Claim, the Indemnified Person shall furnish the Indemnifying Person with written notice of any proposed settlement in sufficient time to allow the Indemnifying Person to act thereon. Within fifteen (15) days after the giving of such notice, the Indemnified Person shall be permitted to effect such settlement unless the Indemnifying Person (a) reimburses the Indemnified Person in accordance with the terms of this Article 10 for all reasonable fees and expenses incurred by the Indemnified Person in connection with such Claim; (b) assumes the defense of such Third-Party Claim; and (c) takes such other actions as the Indemnified Person may reasonably request as assurance of the Indemnifying Person’s ability to fulfill its obligations under this Article 10 in connection with such Third-Party Claim.

10.4       Indemnification Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification which is not a Third-Party Claim subject to Section 10.3 (a “Claim”) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and, if then known, the amount (the “Claimed Amount”) of any Losses incurred by the Indemnified Party or the method of computation of the amount of such claim of any Losses, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article 10 and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Losses. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (A) agree that the Indemnified Party is entitled to receive all of the Claimed Amount, (B) agree in a “Counter Notice” that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount, or (C) contest that the Indemnified Party is entitled to receive any of the Claimed Amount including the reasons therefor. If the Indemnifying Party in the Counter Notice or otherwise contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 12.17.

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10.5       Losses.

(a)          For purposes of this Agreement, “Losses” shall mean all actual liabilities, losses, costs, damages, penalties, assessments, demands, claims, causes of action, including, without limitation, reasonable attorneys’, accountants’ and consultants’ fees and expenses and court costs; provided, however, that Losses shall include punitive, indirect, consequential or similar damages only for claims brought, and damages recovered, by third parties.

(b) Any liability for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(c)          The Indemnified Person agrees to use all reasonable efforts to obtain recovery from any and all third parties who are obligated respecting a Loss (e.g. parties to indemnification agreements, insurance companies, etc.) (“Collateral Sources”) respecting any Claim pursuant to which the Indemnified Person is entitled to indemnification hereunder. If the amount to be netted hereunder from any payment from a Collateral Source is determined after payment of any amount otherwise required to be paid to an Indemnified Person under this Article 10, the Indemnified Person shall repay to the Indemnifying Person, promptly after such receipt from Collateral Source, any amount that the Indemnifying Person would not have had to pay pursuant to this Article 10 had such receipt from the Collateral Source occurred at the time of such payment.

(d)          Each Indemnified Person shall (and shall cause its Affiliates to) use commercially reasonable efforts to mitigate any claim for Losses that an Indemnified Person asserts under this Article 10.

(e)          The amount of any and all Losses (and other indemnification payments) under this Agreement shall be decreased by (A) any Tax benefits in excess of Tax detriments actually realized by the applicable Indemnified Person related to the Loss, including deductibility of any such Losses (or other items giving rise to such indemnification payment), and (B) the amount of any insurance proceeds or other amounts recoverable from Collateral Sources (netted against deductibles and other costs associated with making or pursuing any such claims, as applicable), received or to be received by the applicable Indemnified Person with respect to such Losses under any insurance policy maintained by the Indemnified Person or any other Person or from any other Collateral Source. The Indemnified Person will assign to the Indemnifying Person any rights or contribution or subrogation the Indemnified Person may have against or respecting any Collateral Source or other Persons related to such Loss which is indemnified by the Indemnifying Person hereunder.

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10.6       Certain Limitations. Notwithstanding anything to the contrary contained in this Agreement: (a) neither the SuckerPunch Shareholder nor Parent shall be required to indemnify any party hereunder for their breach of any representation or warranty unless and until the aggregate amount of Losses arising from such types of breach shall exceed $50,000.00; and (b) the SuckerPunch Shareholder shall not be liable to provide indemnification hereunder in an aggregate amount in excess of twenty percent (20%) of the value of the Merger Consideration received by the SuckerPunch Shareholder.

10.7       Survival of Representations and Warranties. Except with respect to (a) the covenants of the parties hereto which are intended to survive the Closing, (b) SuckerPunch’s and the SuckerPunch Shareholder’s representations provided for in Sections 5.1, 5.2, 5.7, 5.8, 5.11, 5.12, 5.14, 5.25 and 5.26,, which survive indefinitely, and (c) Parent and Acquisition Co.’s representations provided for in Section 6.2, 6.5, 6.8 and 6.9 which survive indefinitely, the representations and warranties of each of the parties hereto shall survive the Closing for a period of eighteen (18) months.

10.8       Exclusive Remedies. Each of Parent, SuckerPunch and the SuckerPunch Shareholder acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement shall be pursuant to the indemnification set forth in this Article 10, and such party shall have no other remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, this Article 10; provided, that the foregoing limitation shall not apply to claims seeking specific performance or other available equitable relief.

ARTICLE 11

TERMINATION AND SURVIVAL

11.1       Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a)          upon the mutual written consent of Parent and SuckerPunch;

(b)          by SuckerPunch, if all of the conditions to Closing in Section 8.1 have not been satisfied (or waived in the sole discretion of SuckerPunch) on or before January 31, 2017, upon written notice to Parent; or

(c)          by Parent, if all of the conditions to Closing in Section 8.2 have not been satisfied (or waived in the sole discretion of Parent) on or before January 31, 2017, upon written notice to SuckerPunch.

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11.2         Effect of Termination.

(a)          In the event that this Agreement is validly terminated prior to the Closing as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent or SuckerPunch; provided, however, that the obligations of the parties set forth in Articles 10, 11 and 12 hereof shall survive any such termination and shall be enforceable hereunder.

(b)          Nothing in this Section 11.2 shall relieve Parent, SuckerPunch or the SuckerPunch Shareholder of any liability for a material breach of this Agreement prior to the effective date of termination hereunder, and the damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

ARTICLE 12

MISCELLANEOUS

12.1       Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment shall be made by either party without the prior express written consent of the other party.

12.2       Confidentiality. All information gained by any party concerning the other as a result of the transactions contemplated hereby (“Confidential Information”), including the execution and consummation of the transactions contemplated hereby and the terms thereof and information obtained by Parent and its representatives in conducting due diligence respecting SuckerPunch and the Business, will be kept in strict confidence. All Confidential Information will be used only for the purpose of consummating the transactions contemplated hereby. Following the Closing, all Confidential Information relating to the Business disclosed by SuckerPunch to Parent shall become the Confidential Information of Parent. No party hereto shall, without having previously informed the other parties hereto about the form, content and timing of any such announcement, make any public disclosure with respect to the Confidential Information or transactions contemplated hereby, except:

(a)          As may be required by the Securities Act or the Exchange Act; or

(b)          As may be otherwise required by applicable Law provided that, in any such event, the party required to make the disclosure will (I) provide the other party with prompt written notice of any such requirement so that such other party may seek a protective order or other appropriate remedy, (II) consult with and exercise in good faith all reasonable efforts to mutually agree with the other party regarding the nature, extent and form of such disclosure, (III) limit disclosure of Confidential Information to what is legally required to be disclosed, and (IV) exercise its best efforts to preserve the confidentiality of any such Confidential Information; or

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(c)          Parent may disclose the terms of this Agreement and the transactions contemplated hereby to an actual or prospective underwriter, lender, investor, partner or agent, subject to a non-disclosure agreement pursuant to which such lender, investor, partner or agent agrees to be bound by the terms of this Section 12.2; or

(d)          Disclosure to a party’s representatives and advisors in connection with advising such party and preparing its Tax Returns.

12.3       Expenses. Except as otherwise specifically stated herein, each party shall bear its own expenses with respect to the transactions contemplated by this Agreement.

12.4       Severability. Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

12.5       Amendment; Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the parties hereto. This Agreement and the Other Agreements contain the entire agreement of the parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof. Neither party is relying on any statements of the other party not expressed herein.

12.6       No Third Party Beneficiaries. Except as required by Section 10 hereof, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

12.7       Waiver. The failure of any party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof. Any waiver hereunder shall be effective only if delivered to the other parties hereto in writing by the party making such waiver.

12.8       Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

12.9       Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

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12.10     Counterparts. The parties may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original.

12.11     Further Documents. Each of Parent, SuckerPunch and the SuckerPunch Shareholder shall, and shall cause their respective Affiliates to, at the request of another party, execute and deliver to such other party all such further instruments, assignments, assurances and other documents as such other party may reasonably request in connection with the carrying out of this Agreement and the transactions contemplated hereby.

12.12     Notices. All communications, notices and consents provided for herein shall be in writing and be given in person or by means of facsimile (with request for assurance of receipt in a manner typical with respect to communications of that type and confirmation by mail), by overnight courier or by registered or certified mail, and shall be deemed delivered (a) upon receipt by the intended recipient if given in person; (b) on the date of transmission if sent by facsimile; (c) one (1) Business Day after timely delivery to an overnight courier; or (d) upon receipt if mailed by prepaid first-class registered or certified mail; provided, however, that any such communication, notice or consent that is delivered on a day that is not a Business Day shall be deemed delivered on the immediately succeeding Business Day.

Notices shall be addressed as follows:

If to Parent or Acquisition Co., to:

Alliance MMA, Inc.

590 Madison Avenue, 21st Floor

New York, New York 10022

Attention: Paul K. Danner, III

Phone: (212) 739-7825
Fax: (212) 658-9291

Phone: (212) 521-4268

Fax: (212) 521-4099

Email: pdanner@alliancemma.com

with copies to:

Mazzeo Song P.C.

444 Madison Avenue, 4th Floor

New York, NY 10022

Attention: Robert L. Mazzeo, Esq.

Phone: (212) 599-0310

Fax: (212) 599-8400

Email: rmazzeo@mazzeosong.com

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If to SuckerPunch or the SuckerPunch Shareholder, to:

Roundtable Creative Inc.

3801 Barrington Branch Court

Richmond, Virginia 23233

Attention: Brian Butler-Au

Phone: (804) 833-6560

Email: bbutler@suckerpunchent.com

with copies to:

Hirschler Fleischer

2100 East Cary Street | Richmond, VA 23223-7078

P.O. Box 500 | Richmond, VA 23218-0500

Attention: Andrew M. Lohmann, Esq.

Phone: (804) 771-9572

Fax: (804) 644-0957

Email: alohmann@hf-law.com

12.13     Schedules. Parent, SuckerPunch and the SuckerPunch Shareholder agree that any disclosure in any schedule attached hereto shall (a) constitute a disclosure only under such specific schedule and shall not constitute a disclosure under any other schedule referred to herein unless a specific cross-reference to another schedule is provided or such disclosure is otherwise clear from the context of the disclosure in such schedule and (b) not establish any threshold of materiality.

12.14     Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, it being understood that each of Parent, SuckerPunch and the SuckerPunch Shareholder actively participated in the drafting hereof. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires.

12.15     Submission to Jurisdiction. Each of Parent, SuckerPunch and the SuckerPunch Shareholder (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or any other federal or state court in the State of Delaware if it is determined that the Court of Chancery does not have jurisdiction over such action) in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other party with respect thereto. Either party may make service on the other party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12.12. Nothing in this Section 12.15, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

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12.16     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT, THE OTHER AGREEMENTS OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

12.17     Conflicts and Privilege. The Parties acknowledge that SuckerPunch has retained Hirschler Fleischer (“Hirschler Fleischer”) to act as counsel for SuckerPunch in connection with the transactions contemplated hereby. Parent and Acquisition Co. each hereby agree that, in the event that a dispute arises after the Closing between Parent (or SuckerPunch) and the SuckerPunch Shareholder, Hirschler Fleischer may represent the SuckerPunch Shareholder in such dispute even though the interests of the SuckerPunch Shareholder may be directly adverse to Parent or SuckerPunch, and even though Hirschler Fleischer may have represented SuckerPunch in a matter substantially related to such dispute or may be handling ongoing matters for Parent or SuckerPunch. Parent and Acquisition Co. each further agrees that, as to all communications among Hirschler Fleischer and (prior to the Closing) SuckerPunch or (at any time before or after the Closing) the SuckerPunch Shareholder that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the exception of client confidence belongs solely to the SuckerPunch Shareholder and may be controlled only by the SuckerPunch Shareholder and shall not pass to or be claimed by Parent or SuckerPunch, because the interests of Parent and its Affiliates were directly adverse to SuckerPunch or the SuckerPunch Shareholder at the time such communications were made. This right to the attorney-client privilege shall exist even if such communications may exist on SuckerPunch’s computer system or in documents in SuckerPunch’s possession. Notwithstanding the foregoing, in the event that a dispute arises between Parent, SuckerPunch, and a Person other than a Party to this Agreement after the Closing, Parent and SuckerPunch may assert the attorney-client privilege to prevent disclosure to such third-party of confidential communications made prior to the Closing by Hirschler Fleischer to SuckerPunch; provided, however, that SuckerPunch may not waive such privilege without the prior written consent of the SuckerPunch Shareholder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have signed this this Merger Agreement or caused it to be executed by their respective duly authorized officers as of the date first above written.

ROUNDTABLE CREATIVE INC.
d/b/a SUCKERPUNCH ENTERTAINMENT

By:	/s/ Brian Butler-Au
Brian Butler-Au
President

SUCKERPUNCH SHAREHOLDER:

/s/ Brian Butler-Au
Brian Butler-Au

ALLIANCE MMA, INC.

By:	/s/ Paul K. Danner, III
Paul K. Danner, III
Chairman and CEO

SUCKERPUNCH HOLDINGS, INC.

By:	/s/ Paul K. Danner, III
Paul K. Danner, III
Chairman and CEO

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EXHIBIT A

DEFINITIONS

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation that is pending by or before any Governmental Authority.

“Acquisition Co.” means SuckerPunch Holdings, Inc., a Virginia corporation.

“Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, the terms “control,” “controlled by” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether by contract or, in the case of an entity, the ownership, direct or indirect, of at least a majority of the voting equity securities or interests of such entity.

“Agreement” means this Merger Agreement, including all schedules hereto, as it may be amended from time to time in accordance with its terms.

“Bankruptcy Event” means an occurrence upon which a party becomes insolvent; seeks relief as a debtor under any applicable bankruptcy law or other law relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors or consents to or acquiesces in such relief; makes an assignment for the benefit of, or enters into a composition with, its creditors; appoints or consents to the appointment or receiver or other custodian for all or a substantial part of its assets or property; fails to dismiss a petition seeking to have it declared or adjudicated bankrupt or insolvent under any applicable bankruptcy or similar law within sixty (60) days after filing; has an order or judgment entered against it by a court of competent jurisdiction for relief against it in any case commenced under any bankruptcy or similar law or finding it to be bankrupt or insolvent or ordering or approving its liquidation, reorganization or any modification of the rights of its creditors or appointing a receiver, guardian or other custodian for all or a substantial part of its assets or property; or admits its inability to pay its debts when due.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day of the year other than a Saturday, Sunday or other day on which commercial banks in the City of New York are required or authorized to close.

“Business Employees” has the meaning set forth in Section 5.17.

“Claim” has the meaning set forth in Section 10.4.

“Claim Notice” has the meaning set forth in Section 10.4.

“Claimed Amount” has the meaning set forth in Section 10.4.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” means the date set forth in Section 2.2.

“Closing Cash Balance” means (A) the amount of cash and bank deposits held in bank accounts in SuckerPunch’s name as reflected in SuckerPunch’s bank statements and certificates of deposit and other cash equivalents of SuckerPunch, calculated net of issued but uncleared checks and drafts of SuckerPunch, in each case immediately prior to the Closing minus (B) any amounts paid or withdrawn from or out of such accounts or cash equivalents at or following the Closing without either the prior written approval of Parent or the written endorsement, countersignature or order of an individual authorized by Parent in writing to do so.

“Code” has the meaning set forth in the Recitals.

“Collateral Sources” has the meaning set forth in Section 10.5(c).

“Commission” means the U.S. Securities and Exchange Commission.

“Confidential Information” has the meaning set forth in Section 12.2.

“Contracts” has the meaning set forth in Section 5.10.

“Effective Time” has the meaning set forth in Section 2.1.

“Employee Plan” has the meaning set forth in Section 5.16.

“Encumbrance” shall mean any interest, consensual or otherwise, in property, whether real, personal or mixed property or assets, tangible or intangible, securing an obligation owed to, or a claim by a third Person, or otherwise evidencing an interest of a Person other than the owner of the property, whether such interest is based on common law, statute or contract, and including, but not limited to, any security interest, security title or lien arising from a mortgage, recordation of abstract of judgment, deed of trust, deed to secure debt, encumbrance, restriction, charge, covenant, claim, exception, encroachment, easement, right of way, license, permit, pledge, conditional sale, option trust (constructive or otherwise) or trust receipt or a lease, consignment or bailment for security purposes and other title exceptions and encumbrances affecting the property.

“Equipment” has the meaning set forth in Section 5.3.

“Escrow Agent” means Mazzeo Song, P.C.

“Escrow Agreement” means the Escrow Agreement in substantially the form attached hereto as Exhibit G.

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“Escrowed Shares” has the meaning set forth in Section 4.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Employment Agreement” means each of the Executive Employment Agreements entered into by and between Parent and each of the SuckerPunch Shareholder and Hamper in substantially the form attached hereto as Exhibits E-1 and E-2, respectively.

“Fighter Contract” has the meaning set forth in Section 5.21.

“Governmental Authority” means any government or governmental or regulatory, judicial or administrative, body thereof, or political subdivision thereof, whether foreign, federal, state, national, supranational or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Gross Profit” has the meaning set forth in Section 4.1(b).

“Hamper” means Mr. Bryan Hamper, an individual and resident of the State of Maryland.

“Indemnified Person” has the meaning set forth in Section 10.3(a).

“Indemnifying Person” has the meaning set forth in Section 10.3(a).

“Intellectual Property Rights” means all intellectual property and other proprietary rights, protected or protectable, under the laws of the United States or any political subdivision, used by SuckerPunch in the Business including, without limitation, (i) trademarks, service marks, trade names, trade dress, logos, brand names and other identifiers together with all goodwill associated therewith; (ii) copyrights (including but not limited to all copyrights in SuckerPunch’s MMA event video library and fighter photographs and other copyrighted works); (iii) all computer software, trade secrets and market and other data, inventions, discoveries, devices, processes, designs, techniques, ideas, know-how and other proprietary information, whether or not reduced to practice, and rights to limit the use or disclosure of any of the foregoing by any Person; (iv) all domestic and foreign patents and the registrations, applications, renewals, extensions, divisional applications and continuations (in whole or in part) thereof; and (v) and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated with (i) through (iv) above.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation (including rules of any self-regulatory organization).

“Losses” has the meaning set forth in Section 10.5(a).

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“Material Adverse Effect” means any change, effect or circumstance that is materially adverse or is reasonably likely to be materially adverse to the assets, liabilities, condition (financial or otherwise) or operations of SuckerPunch or the Business.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in in Section 3.1.

“Most Recent Financial Statements” has the meaning set forth in Section 5.14.

“Non-Competition and Non-Solicitation Agreement” means each of the Non-Competition and Non-Solicitation Agreements entered into by and between Parent and each of the SuckerPunch Shareholder and Hamper in substantially the form attached hereto as Exhibit E.

“Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court or other Governmental Authority; or (b) agreement with any Governmental Authority entered into in connection with any Proceeding.

“Other Agreements” means, collectively, the Escrow Agreement, the Non-Competition and Non-Solicitation Agreements and the Executive Employment Agreements.

"Principal Market” means the Nasdaq Capital Market or such other exchange or market on which the Parent Common Stock then principally trades.

“Parent” means Alliance MMA, Inc., a Delaware corporation.

“Parent Common Stock” means the common stock of Parent, $0.001 par value per share.

“Parent Stockholder” means, at any time, each holder of Parent Common Stock issued and outstanding at such time.

“Permits” means all material permits, licenses, franchises and other authorizations of any Governmental Authority possessed by or granted to SuckerPunch in connection with the Business.

“Permitted Encumbrances” shall mean (a) Encumbrances for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; and (b) Encumbrances in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith by appropriate proceedings.

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“Person” means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust or unincorporated organization, governmental entity, government or any agency or political subdivision thereof.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“SCC” means the Virginia State Corporation Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Price” means the trailing 20-day average closing price for the Parent Common Stock on the Principal Market as of the day prior to the Closing Date.

“SuckerPunch” means Roundtable Creative Inc., a Virginia corporation d/b/a SuckerPunch Entertainment.

“SuckerPunch Shareholder” has the meaning set forth in the preamble of this Agreement.

.

“SuckerPunch Common Stock” means the common stock of SuckerPunch, no par value per share.

“Surviving Corporation” has the meaning set forth in Section 2.1

“Taxes” shall mean all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, goods and services, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding, social security and similar employment taxes or any other taxes imposed by the United States or any other foreign country or by any state, municipality, subdivision or instrumentality of the Unites States or of any other foreign country or by any other tax authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such taxes.

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and corporation returns filed on Form 1120S)) required to be supplied to a Tax authority relating to Taxes.

“Third-Party Claim” has the meaning set forth in Section 10.3(a).

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“Third-Party Claim Notice” has the meaning set forth in Section 10.3(a).

“Unaudited Financial Statements” has the meaning set forth in Section 5.14.

“U.S. GAAP” means U.S. generally accepted accounting principles.

“VSCA” has the meaning set forth in Section 2.1.

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